Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and effective this 15th day of February 2019 (the “Effective Date”), by and between Eyenovia, Inc., a Delaware corporation (the “Company”), and Michael M. Rowe, an individual resident of California (“Executive”). The Company and Executive are herein referred to each as a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, the Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its stockholders to encourage the continued service of its executive officers; and

WHEREAS, the Board’s Compensation Committee has considered the compensation arrangements of the Company’s executive officers and made recommendations to the Board regarding their base salaries, target bonus percentages, nondisclosure and noncompetition arrangements, equity awards and severance; and

WHEREAS, the Board has approved such recommendations and has authorized the Company to provide this Agreement to Executive, to formalize the employment terms approved by the Board; and

WHEREAS, Executive has been employed by the Company pursuant to the terms of that certain Engagement Letter and Offer of Employment (the “Offer Letter”), whereby the Company offered and Executive accepted employment with the Company; and

WHEREAS, the Parties now wish to enter into this Agreement, to supersede and replace in its entirety the terms of the Offer Letter, effective from and after the Effective Date; and

WHEREAS, in addition to and as an express condition of this Agreement, Executive is executing concurrently herewith a Nondisclosure, Assignment of Inventions and Non-Competition Agreement (the “Restrictive Covenant”), a copy of which is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, including the continued employment of Executive by the Company and the compensation received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.          EMPLOYMENT; TERM. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment upon the terms and conditions hereinafter set forth and as set forth the Restrictive Covenant (Exhibit A). The term of Executive’s employment hereunder will commence as of the Effective Date and will continue until terminated by either Party (the “Term”).

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2.          AT WILL EMPLOYMENT. Executive’s employment with the Company is “at will,” and, subject to the terms and conditions hereof, such employment may be terminated by Executive or the Company at any time, for any or no cause or reason. Upon the termination of Executive’s employment by either Party, for any reason, neither Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except as expressly set out herein, as set forth in any equity agreement and the continuing obligations set forth in the Restrictive Covenant (Exhibit A).

3.          POSITION AND DUTIES. During the Term, Executive will be engaged as Vice President, Marketing of the Company reporting to the Company’s Chief Executive Officer (the “CEO”), and his authority, duties and responsibilities will be commensurate in all material respects with the authority, duties and responsibilities for such a position and such other duties and responsibilities as reasonably determined by the CEO in his sole discretion. This position is exempt from the overtime payment provisions of the Fair Labor Standards Act.

4.          SERVICE. Executive shall use his best efforts to at all times fulfill his duties and responsibilities in a reasonable and appropriate manner in compliance with the Company’s policies and practices and the laws and regulations that apply to the Company’s operation and administration. Executive shall devote his full business time and attention and best efforts to the business and affairs of the Company and shall not be engaged in or employed by any other business enterprise without the express written approval of the Company, which approval shall not be unreasonably withheld. This Section 4 shall not be construed as preventing Executive from:

a)       Investing his assets in a manner not prohibited by the Restrictive Covenant, and in such form or manner as shall not impair his ability to fulfill his duties and responsibilities under this Agreement;

b)       Serving on no more than one (1) board of directors of any company with approval of the CEO, with any additional directorships requiring the approval of the Board, subject to the prohibitions set forth in the Restrictive Covenant and provided that it shall not impair his ability to fulfill his duties and responsibilities under this Agreement; or

c)       Engaging in religious, charitable or other community or non-profit activities that do not impair his ability to fulfill his duties and responsibilities under this Agreement.

5.          COMPENSATION. During the Term of this Agreement, Executive’s compensation shall be determined and paid as follows.

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(a)          BASE SALARY. Executive shall receive as compensation a base salary at the rate of no less than Two Hundred and Seventy-Five Thousand Dollars ($275,000) per year (the “Base Salary”), minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive, paid semi-monthly on the Company’s regularly scheduled paydays in accordance with the Company’s regular payroll practices and procedures.

(b)          BONUS. Executive shall be eligible to receive an annual cash bonus (the “Bonus”) in a target amount determined by the Board or its Compensation Committee, based upon the Company’s and Executive’s meeting pre-established annual individual and Company objectives as set out and approved by the Board or its Compensation Committee. Annual performance objectives will be determined by the Compensation Committee by the end of the 1st quarter of each calendar year. The amount of Executive’s Bonus shall be determined based upon Executive’s meeting these annual objectives. Any such Bonus compensation will be paid (minus applicable withholdings) within ninety (90) days of the end of the calendar year to which it relates. The payment of any Bonus shall be subject to Executive’s continued employment with the Company through the end of the calendar year to which the annual objectives relate. Any dispute as to whether Executive has met the objectives shall be determined by the Compensation Committee in the exercise of its sole discretion, with Executive having the right to request that the Board review and confirm or reject such determination.

(c)          EQUITY. Subject to and upon approval by the Board, the Company will from time to time grant to Executive an equity award of or for the Company’s outstanding common stock (the “Equity Award”). The Equity Award will be granted pursuant to and subject to the terms and conditions of the Company’s 2018 Omnibus Stock Incentive Plan, or such other type of plan as is in effect at that time (the “Plan”) and will be further subject to the terms of an equity agreement as approved by the Board or its Compensation Committee.

(d)          BENEFITS. Executive will be eligible (subject to applicable eligibility requirements) to receive such other benefits as are provided from time to time to other executive employees of the Company, including group health insurance and vacation, in accordance with the Company’s policies and procedures and the applicable plan documents for such benefits. All such benefits are subject to change by the Company to the extent permitted by applicable law without prior notice to or consent of Executive.

(e)          BUSINESS EXPENSES. Company shall reimburse Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation in accordance with the Company’s established policies and procedures.

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6.           PAYMENTS ON TERMINATION.

(a)          SEVERANCE. If Executive’s employment is terminated by the Company without “Cause” (as such term is defined in the Plan) or Executive suffers an Involuntary Termination (as defined below), provided such termination is a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), and provided further that Executive has signed a full general release of all claims in a form reasonably satisfactory to the Company within thirty (30) days of such termination (or such greater time period as required by applicable law for consideration of an employee waiver), Executive will be entitled to receive (i) severance in a total amount equal to three (3) months of his then-current Base Salary, less applicable withholdings (the “Severance”) and (ii) if Executive properly and timely elects to continue group health insurance benefits under COBRA, reimbursement for his and his spouse and dependents’ applicable COBRA premiums for a period of three (3) months or until Executive becomes eligible for comparable insurance benefits from another employer, whichever is earlier. The Severance will be paid over a three (3) month period in equal installments on the Company’s regular payroll schedule beginning on the first pay period following the date the general release of claims is no longer subject to revocation under applicable law.

(b)          CHANGE IN CONTROL SEVERANCE. If, within twelve (12) months following any “Corporate Transaction” (as such term is defined in the Plan), Executive’s employment is terminated by the Company without “Cause” (as such term is defined in the Plan) or Executive suffers an Involuntary Termination (as defined below), provided such termination is a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), and provided further that Executive has signed a full general release of all claims in a form reasonably satisfactory to the Company within thirty (30) days of such termination (or such greater time period as required by applicable law for consideration of an employee waiver), Executive will be entitled to receive, in lieu of the Severance described in Subsection (a) above, (i) severance in a total amount equal to twelve (12) months of his then-current Base Salary, less applicable withholdings (the “Change in Control Severance”) and (ii) if Executive properly and timely elects to continue group health insurance benefits under COBRA, reimbursement for his and his spouse and dependents’ applicable COBRA premiums for a period of twelve (12) months or until Executive becomes eligible for comparable insurance benefits from another employer, whichever is earlier. The Change in Control Severance will be paid over a twelve (12) month period in equal installments on the Company’s regular payroll schedule beginning on the first pay period following the date the general release of claims is no longer subject to revocation under applicable law.

(c)          INVOLUNTARY TERMINATION. For purposes of this Agreement, “Involuntary Termination” means the occurrence of any of the following without the written consent of Executive: (i) a material diminution in Executive’s Base Salary, Bonus target or benefits (other than a material diminution that is applicable to all similarly situated employees and executives of the Company in connection with an across-the-board cost savings strategy); (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a material diminution in the level of Executive’s reporting structure, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the CEO; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. An Involuntary Termination shall be effectuated by Executive’s giving the Company written notice of the termination within ninety (90) days of the initial existence of the circumstances alleged to be the grounds for Involuntary Termination, setting forth such circumstances in reasonable detail. The Company shall have sixty (60) days following the receipt of such notification to cure the specific circumstances that constitute grounds for Involuntary Termination. In the event the Company cures, grounds for Involuntary Termination shall not be deemed to exist with respect to the specific circumstances set forth in the written notice. Notwithstanding the foregoing, any reasonable actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not constitute an Involuntary Termination for purposes of this Agreement. The foregoing definition of Involuntary Termination is intended to comply with the safe harbor provisions set forth in Treasury Regulation Section 1.409A-1(n)(2)(ii) and shall be interpreted consistently therewith.

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(d)          COMPLIANCE WITH AFFORDABLE CARE ACT. Notwithstanding the foregoing, if at any time the Company determines in its reasonable discretion that the payment of any COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive a fully taxable cash payment equal to the COBRA premiums for the remainder of the designated period, subject to applicable tax withholdings.

(e)          REMEDIES UPON BREACH. If Executive is entitled to receive the Severance or the Change in Control Severance but materially violates any provisions of this Agreement, the Restrictive Covenant or any other agreement entered into by Executive and the Company, in addition to and not in limitation of any other remedies available to the Company, the Company will be entitled to immediately stop paying any further installments of the Severance or Change in Control Severance and recover any Severance or Change in Control Severance already paid.

7.           ARBITRATION. In the event of any controversy, dispute or claim relating to or arising out of Executive’s employment relationship with the Company, this Agreement or the termination of Executive’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), the Parties agree that all such disputes shall be exclusively and fully resolved by confidential, binding arbitration on an individual basis only, and not in any form of class, collective or private attorney general representative proceeding, conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect. The Parties hereby waive their respective rights to have any such disputes or claims tried before a judge or jury. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive, and the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof.

Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or the New York Industrial Commission (or any comparable state agency); provided, however, that Executive agrees to forego any monetary recovery from any such administrative claim (with the exception of such a claim before the Securities and Exchange Commission; however, this Agreement does, however, preclude Executive from pursuing a court action regarding any such claim, except as permitted by law).

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8.          EXCISE TAXES. Notwithstanding anything contained in this Agreement to the contrary, if any payments to be made to or for the benefit of Executive are deemed to be “parachute payments” as that term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive may elect to receive the full payment hereunder or to have Executive reduce such payment(s) to the minimum extent necessary to avoid imposition of any excise tax on Executive under Section 4999 of the Code or the disallowance of a deduction to Executive under Section 280G of the Code.

9.          SECTION 409A. If the Severance, Change in Control Severance or any other compensation or benefits provided to Executive pursuant to this Agreement are determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments of any of such benefit shall made for six (6) months plus one (1) day after the effective date of Executive’s Separation from Service (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the date of Separation from Service and the New Payment Date shall be paid to the Executive in a lump sum on the New Payment Date. The Parties hereby acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement are uncertain and may be subject to change as additional guidance becomes available, and that all benefits or payments provided by the Employer to Executive pursuant to this Agreement that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, Employer and Executive agree to attempt to renegotiate in good faith any such benefit or payment so that either (a) Section 409A will not apply or (b) compliance with Section 409A will be achieved. If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

10.        NOTICES. Any notice required to be given pursuant to this Agreement must be in writing and will be deemed effectively given to the other Party on (i) the date it is actually delivered by personal delivery of such notice in person; (ii) one day after deposit in the custody of a reputable overnight courier service (such as FedEx); or (iii) three days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested; in the case of Executive, to his address shown on the Company’s records, as updated by Executive from time-to-time, and in the case of the Company, to its principal office in the State of New York.

11.        WAIVER. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the Party against whom such waiver is sought to be enforced. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.

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12.         SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provision (or remaining part thereof) or the enforceability thereof under different circumstances.

13.         GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without reference to the choice of law or conflict of law provisions of such laws.

14.         BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Executive may not assign any of his rights or delegate any of his duties under this Agreement.

15.         ENTIRE AGREEMENT. This Agreement, and the Restrictive Covenant (Exhibit A), contain the entire agreement and understanding by and between the Company and Executive with respect to the terms described therein, and any representations, promises, agreements or understandings, written or oral, not therein contained shall be of no force or effect. This Agreement supersedes and replaces in its entirety any and all agreements between Executive and the Company with respect to the subject matter hereof, including but not limited to the Offer Letter. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the Parties hereto.

16.         CAPTIONS. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement.

[Signature page follows.]

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SIGNATURE PAGE TO

EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement effective as of the day and year first above written.

EYENOVIA, INC.

By:	/s/ Tsontcho Ianchulev

Name:	Tsontcho Ianchulev

Title:	CEO

EXECUTIVE

/s/ Michael M. Rowe	(SEAL)
Michael M. Rowe

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Exhibit A: Restrictive Covenant